Exhibit 10.13

OMNIBUS AMENDMENT TO

PERFORMANCE SHARE UNIT GRANT AGREEMENTS

Granted 2019, 2020 and 2021 pursuant to the

2010 Stock Incentive Plan

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Targa Resources Corp. (the “Company”), hereby makes this Omnibus Amendment (the “Amendment”) to each of the Performance Share Unit Grant Agreements that were granted at any time during the calendar years of 2019 and 2020, or any portion of the 2021 calendar year prior to this Amendment (the “Award Agreements”) pursuant to the Targa Resources Corp. 2010 Stock Incentive Plan, as amended (the “Plan”). The effective date of the Amendment shall be December 15, 2021 (the “Amendment Effective Date”).

WITNESSETH:

WHEREAS, the Company has previously granted Performance Share Unit awards (“PSUs”) pursuant to the Plan, including the PSUs granted pursuant to the Award Agreements;

WHEREAS, the PSUs granted in 2019 are governed by Award Agreements that provide for the acceleration of vesting in connection with the occurrence of a Change in Control at target, or 100%, levels;

WHEREAS, the PSUs granted in 2020 and 2021 are governed by Award Agreements that provide for the acceleration of vesting in connection with a qualifying termination that occurs within the eighteen (18) month period immediately following the occurrence of a Change in Control at target, or 100%, levels;

WHEREAS, the consultant to the Committee has conducted a peer study to review market practices regarding equity award treatment in connection with change in control transactions, and has determined that certain amendments should be made to the outstanding Award Agreements in order to bring their terms more in line with practices at the Company’s peer group;

WHEREAS, with respect to the PSUs granted in 2019, the Committee has determined that the applicable Award Agreements should be amended to accelerate vesting upon a Change in Control to the greater of (a) the target performance level, or (b) the actual performance level, in either case to be determined at the time of the applicable Change in Control transaction;

WHEREAS, with respect to the PSUs granted in 2020 and 2021, the Committee has determined that the applicable Award Agreements should be amended to (a) accelerate vesting upon a qualifying Change in Control termination at the greater of (i) the target performance level, or (ii) the actual performance level, in either case to be determined at the time of the applicable Change in Control, and (b) to increase the protection period for a qualifying termination following the occurrence of a Change in Control from eighteen (18) months to twenty-four (24) months;

WHEREAS, pursuant to the Plan and the outstanding Award Agreements, the terms and conditions of the PSUs may be amended without the consent of any participant, provided that such amendment is not materially adverse to any participant who holds an award subject to such amendment; and

WHEREAS, the Company has determined that it may amend the outstanding Award Agreements to reflect the amendments contemplated above.

NOW THEREFORE, for and in consideration of the foregoing and the agreements contained herein, the Plan shall be amended as follows:

1.	Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the same meaning ascribed thereto in the Plan or the Award Agreements, as applicable.

2.	Amendments.
a.	Each Award Agreement governing PSUs granted in 2019 shall be amended as follows:

The second (2nd) bullet point contained in Section II. TSR Performance Factor of Attachment A shall be deleted in its entirety and replaced with the following:

•

In the event of a Change in Control, the Committee shall determine the TSR Performance Factor as of the date such Change in Control occurs taking into account: (A) an Average Percentage calculated based on (i) the actual Guideline Performance Percentage determined with respect to any completed PSU Weighting Period, and (ii) a deemed Guideline Performance Percentage of the greater of (x) 100%, or (y) the actual Guideline Performance Percentage, for any PSU Weighting Period that has not been completed, and (B) any other factors deemed relevant by the Committee, in accordance with the preceding paragraph, including any impacts related to the Change in Control.

b.	Each Award Agreements governing PSUs granted in 2020 and 2021 shall be amended as follows:
(i)	Reference to “18-month period” in Section 4(a) of the Award Agreements shall be deleted and replaced by “24-month period.”
(ii)	The second (2nd) bullet point contained in Section II. TSR Performance Factor of Attachment A, shall be deleted in its entirety and replaced with the following:
•

In the event of a Change in Control Termination, the Committee shall determine the TSR Performance Factor as of the date such Change in Control occurs taking into account: (A) a deemed Guideline Performance Percentage of the greater of (x) 100% and (y) the actual Guideline Performance Percentage, and (B) any other factors deemed relevant by the Committee, in accordance with the preceding paragraph, including any impacts related to the Change in Control event or the Change in Control Termination.

3.	Remainder of the Award Agreements. Except as expressly provided herein, the Award Agreements remains in full force and effect.

(Signature Page Follows)

US 8169683v.3

IN WITNESS WHEREOF, the Company has caused the Amendment to be duly executed in its name and on its behalf by its duly authorized representative on the date set forth above.

TARGA RESOURCES CORP.

By: /s/ Matthew J. Meloy

Name:  Matthew J. Meloy

Title:  Chief Executive Officer

Signature Page to

Omnibus Amendment to

2019, 2020 and 2021 PSUs